Exhibit 99.2

                                   SCHEDULE F

                        Hyperion Telecommunications, Inc.

                Form of Financial Information and Operating Data
               of the Pledged Subsidiaries and the Joint Ventures

Data presented for the quarter ended:  3/31/98

                                    Unaudited
                                                Total
FINANCIAL DATA (dollars in thousands)(a):
Total Revenue                               $   3,830.9
Total Capital Expenditures                  $  14,291.6
Total EBITDA                                $  (1,074.7)

Gross Property, Plant & Equipment           $ 153,071.2


As of March 31, 1998:
Networks in Operation
Route Miles                                       2,875
Fiber Miles                                     130,272
Buildings connected                               1,125
LEC-COs collocated                                   48
Voice Grade Equivalent Circuits                 504,504
Access Lines Sold                                21,473
Access Lines Installed                           14,821

(a) Financial Data represents 100% of the operations of all entities except Hyperion of Florida, which is reflected at Hyperion's ownership in the Jacksonville network, which is 20%.
(b)  Statistical Data represents 100% of operating data for all entities.